Putnam Absolute Return 300 Fund, October 31, 2016, annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		16,010
Class B		   393
Class C		 4,623
Class M		   437

72DD2 (000s omitted)

Class P		   N/A
Class R		    14
Class R5	     1
Class R6	    68
Class Y		17,041

73A1

Class A		 0.452
Class B		 0.429
Class C		 0.367
Class M		 0.449

73A2

Class P		   N/A
Class R		 0.380
Class R5	 0.481
Class R6	 0.481
Class Y		 0.481

74U1 (000s omitted)

Class A	        23,224
Class B		   723
Class C	         8,988
Class M		   721

74U2 (000s omitted)

Class P		 5,731
Class R		    29
Class R6	   553
Class Y	        14,608

74V1

Class A		  9.76
Class B		  9.71
Class C	          9.65
Class M		  9.73

74V2

Class P		  9.79
Class R		  9.77
Class R6	  9.82
Class Y		  9.79


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.